UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 21, 2011

Emmaus Holdings, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-53072	41-2254389
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

20725 S. Western Avenue, Suite 136, Torrance, CA 90501
(Address, including zip code, off principal executive offices)

Registrant’s telephone number, including area code   310-214-0065

AFH ACQUISITION IV, INC.
                              9595 Wilshire Blvd., Suite 700, Beverly Hills, CA 90212
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 21, 2011, Alfred E. Osborne, Jr. was appointed to the board of directors of Emmaus Holdings, Inc.  Dr. Osborne is currently the Senior Associate Dean at the UCLA Anderson School of Management, a position he assumed in July 2003. He has been employed as a professor at UCLA since 1972 and has served the school in various capacities over the years. Currently, he also serves as the faculty director of the Harold Price Center for Entrepreneurial Studies at UCLA, a position he has held since July 2003, and has been Professor of Global Economics and Management since July 2008 and a director at the UCLA Head Start – Johnson and Johnson Management Fellows Program since 1991. Dr. Osborne is a member of the board of directors of Kaiser Aluminum, Inc., a fabricated aluminum products manufacturing company, Wedbush, Inc., a financial services and investment firm, and Heckman Corporation, a company engaged in water solutions for energy development and bottled water products. Dr. Osborne also serves as a director of First Pacific Advisors’ Capital, Crescent and New Income Funds. Dr. Osborne has served on many public and private company boards during the past 30 years, including service on audit, compensation and governance committees.

As a non-officer director, Dr. Osborne will receive $700 for each in-person board meeting attended, $400 for each telephonic board meeting attended and an annual grant of 10,000 options that will vest quarterly in four equal installments. Dr. Osborne has not been party to any transaction requiring disclosure pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Emmaus Holdings, Inc.
Date: June 30, 2011
	By:	/s/ Yutaka Niihara
	Name:	Yutaka Niihara M.D., MPH.
	Title:	President and Chief Executive Officer